Exhibit 10.2

MILLIPORE CORPORATION

EMPLOYEES’ PARTICIPATION AND SAVINGS PLAN

1997 Restatement

Amendment No. 6

WHEREAS Millipore Corporation (the “Company”) established the Millipore Corporation Employees’ Participation and Savings Plan originally effective October 15, 1958 (as subsequently amended and in effect, the “Plan”);

WHEREAS the Company now desires to amend the Plan to qualify for the testing safe harbor at Code sections 401(k)(12) and 401(m)(11) and to make certain other changes.

NOW, THEREFORE, pursuant to Section 17.1 and by authorization of its Board of Directors, the Company adopts the following amendments, effective as set forth below:

1. Subsection (jj) of Section 2 (definition of “Social Security Taxable Wage Base”) is deleted, effective for Plan Years commencing on or after January 1, 2007.

2. Section 3.2(b)(ii) is amended, effective January 1, 2007 for Plan Years commencing on or after January 1, 2007, to read in its entirety as follows: “A Participant shall become eligible to share in Employer Matching Contributions made pursuant to Section 5.2 (with respect to any Participant Contributions made pursuant to Section 4.1) on the later of his or her Service Commencement Date or the date he or she becomes an Eligible Employee.”

3. Section 3.2(b)(iii) is deleted, effective January 1, 2007 for Plan Years commencing on or after January 1, 2007.

4. Section 5.1(d) is amended, effective for Plan Years commencing on or after January 1, 2007, to read in its entirety as follows: “The Trustees, as of the last day of each Plan Year, shall allocate the Employer Participating Contributions, if any, for such Plan Year to the Participation Plan Accounts of those Participants who are Employees as of the last day of the Plan Year or whose employment terminated during the Plan Year by reason of death or by reason of retirement under Section 7.1, Section 7.2 or Section 7.3, in proportion to such Participants’ respective amounts of Compensation for the Plan Year.”

5. Section 5.2 of the Plan is amended in its entirety to read as follows, effective for matching contributions with respect to periods after December 31, 2006:

“5.2 Employer Matching Contributions. For all periods on or after January 1, 2007, as of the end of each payroll period, the Company and each Designated Subsidiary shall contribute to the Plan on behalf of each Participant a percentage of the Participant’s Matched Contributions since the previous payroll period. The Employer Matching Contribution shall be an amount equal to 100% of each Participant’s Matched Contributions for the payroll period up to 6% of Compensation. Participant Contributions in excess of Matched Contributions shall constitute Supplemental Contributions and shall not be matched under this Section 5.2. Contributions pursuant to this Section 5.2 may be made out of Net Profits for the Plan Year in which the Contributions are made or out of accumulated Net Profits from Prior Plan Years.”

6. Section 5.3 is amended in its entirety, effective for periods after December 31, 2006, to read as follows: “Contributions under the Plan shall, subject to the requirements of ERISA and other applicable laws, be invested in such manner as the Trustees determines, including, if the Trustees so determine, in accordance with Participant elections under Section 6.3 or otherwise.”

7. Sections 7.1, 7.2, 7.3 and 7.4 are amended, effective January 1, 2007, by adding the words “to the extent such payment option is available” after “Section 8.5(c)” wherever the latter appears.

8. Section 8.5(b) is amended, effective immediately, by adding the words “or unless an annuity has been elected pursuant to Section 8.5(e)” immediately after the words “Section 8.5(c)”.

9. Section 8.5(c) is amended in its entirety to read as follows, effective immediately:

“(c) (i)

Subject to (c)(ii) and (c)(iii) below, a Participant who retires under the provisions of Section 7.1, 7.2 or 7.3 (but only after having completed five years of service), or whose employment is terminated after he has met the requirements of Section 7.4, may elect to transfer the portion of his Participation Plan Account to the Retirement Plan for Employees of Millipore Corporation (the “Retirement Plan”), valued as of the date of the transfer, that is necessary to purchase the Formula Guaranteed Benefit described in Section 4.1(a) of the Retirement Plan which will be payable only in the form of an annuity. To the extent that the amount of the Participant’s Participation Plan Account exceeds the amount necessary to provide the Formula Guaranteed Benefit specified in Section 4.1(a) of the Retirement Plan, the Participant may further elect to transfer the remaining balance to the Retirement Plan to be used to purchase a Purchased Annuity Benefit (as described in Section 4.2 of the Retirement Plan), which will also be payable only in the form of an annuity, determined using actuarial factors set forth in Table 1 or Table 2 of Appendix I of the Retirement Plan, whichever is applicable, and if such benefit is to commence prior to the Participant’s Normal Retirement Date further determined by applying the actuarial factors set forth in Table 3 of Appendix I of the Retirement Plan to such benefit, or may elect to receive such remaining balance in a lump sum from this Plan. To the extent that the Participant’s Participation Plan Account is transferred to the Retirement Plan, all benefits attributable to such amounts shall be payable thereafter from the Retirement Plan. No transfer may be made under this (c)(i) after the Transfer Date determined under Section 12.10(c) of the Retirement Plan.

(ii)	Any Participant with a Participation Plan Account as of December 31, 2006 who as of that date is also a participant in the Retirement Plan (excluding, for the avoidance of doubt, any individual who is no longer an Eligible Employee and whose benefit under the Retirement Plan has been distributed (or, if zero, has been deemed to have been distributed) or has commenced to be distributed) may elect to transfer all of such Account balance (including, for the avoidance of doubt, amounts attributable to any contribution made after December 31, 2006 with respect to the 2006 Plan Year) either under (c)(i) above or under this (c)(ii) to the Retirement Plan in accordance with and in the amount or amounts specified in the Retirement Plan (including Section 12.10(c) of the Retirement Plan), to be applied to the provision of an annuity benefit in accordance with the provisions of the Retirement Plan. The Committee shall prescribe such procedures as it deems advisable to administer the election available under this Section 8.5(c)(ii).

(iii)	Except as provided in (c)(i) and (c)(ii) above, no transfers from the Plan to the Retirement Plan shall be permitted after December 31, 2006.”

10. Section 8.5(e) is amended, effective immediately, by adding at the end thereof the following text: “If consent is not obtained in accordance with the foregoing, the amount payable under Section 8.3, to the extent attributable to the portion of the Participant’s Total Account described in Section 2(kk)(i), shall be (i) treated under Section 8.5(c) to the extent the provisions of Section 8.5(c) are available, or (ii) applied toward the purchase, from an insurance company selected by the Committee (or, if the Committee so determines, by another person or persons under criteria established by the Committee), of an annuity providing for level payments to the Participant during his or her lifetime and level payments thereafter (equal to 50% of the level payment amount paid during the Participant’s lifetime) to the Participant’s spouse (determined as of the annuity starting date), if such spouse survives, for the remainder of such spouse’s lifetime. The provisions of this Section 8.5(e) shall be applied and administered in accordance with Code sections 401(a)(11) and 417 and the regulations thereunder.”

11. Section 15.4 of the Plan is amended, effective for Plan Years commencing on or after January 1, 2007, by replacing paragraph (a) with the following:

“In general. For each Plan Year prior to January 1, 2007, and for any Plan Year on or after January 1, 2007 in which the Plan does not satisfy the requirements of Code section 401(k)(12), Participant Contributions made under the Plan pursuant to a salary reduction agreement shall be subject to the provisions of Section 15.4(b) through Section 15.4(j) below. Those provisions are to be interpreted and applied in accordance with Code sections 401(k)(3) and 401(a)(4), which are hereby incorporated by reference, and in such manner as to satisfy such other requirements relating to Code section 401(k) as may be prescribed by the Secretary of the Treasury from time to time.”

12. Section 15.5 of the Plan is amended, effective for Plan Years commencing on or after January 1, 2007, by replacing paragraph (a) with the following:

“In general. For each Plan Year prior to January 1, 2007, and for any Plan Year on or after January 1, 2007 in which the Plan does not satisfy the requirements of Code section 401(m)(12), Employer Matching Contributions shall be subject to the provisions of Section 15.5(b) through Section 15.5(j) below. Those provisions are to be interpreted and applied in accordance with Code sections 401(m) and 401(a)(4), which are hereby incorporated by reference, and in such manner as to satisfy such other requirements relating to Code section 401(m) as may be prescribed by the Secretary of the Treasury from time to time.”

IN WITNESS WHEREOF, MILLIPORE CORPORATION has caused this document to be executed by its duly authorized officer this 30th day of October, 2006.

MILLIPORE CORPORATION

By:	/S/ JEFFREY RUDIN
Jeffrey Rudin Vice President and Secretary

4